Exhibit 10.1

ASSET PURCHASE AGREEMENT

between

COMMONWEALTH ALTERNATIVE CARE INC.

and

IN GOOD HEALTH, INC.

dated as of

January 28, 2025

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of January 28, 2025 (the “Effective Date”), is entered into between Commonwealth Alternative Care Inc., a Massachusetts corporation (“Seller”) and In Good Health, Inc., a Massachusetts corporation (“Buyer”).

RECITALS

WHEREAS, Seller is a state licensed, vertically integrated medical marijuana treatment center and marijuana establishment, licensed to cultivate, process and sell medical and adult-use cannabis and cannabis products pursuant to governing Massachusetts laws and regulations.

WHEREAS, Seller operates an adult-use and medical cannabis dispensary in Brockton, Massachusetts (the “Brockton Dispensary”) and an adult-use and medical cannabis dispensary in Taunton, Massachusetts (the “Taunton Dispensary” and, collectively with the Brockton Dispensary, the “Business”) and operates the Business from leased premises located at 30 Mozzone Boulevard, Taunton, Massachusetts for the Taunton Dispensary (the “Taunton Premises”) and 1090 W. Chestnut St., Brockton, Massachusetts for the Brockton Dispensary (the “Brockton Premises” and collectively with the Taunton Premises, the “Premises”); and

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, substantially all the assets and liabilities of the Business, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Definitions

The following terms have the meanings specified or referred to in this Article I:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Acquisition Proposal” has the meaning set forth in Section 6.03(a).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 2.06.

“Assigned Contracts” shall mean the Brockton Assigned Contracts and the Taunton Assigned Contracts.

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(i)(B).

“Assignment and Assumption of Lease” has the meaning set forth in Section 3.02(a)(i)(C).

“Assumed Liabilities” has the meaning set forth in Section 2.03(b).

“Balance Sheet” has the meaning set forth in Section 4.04.

“Balance Sheet Date” has the meaning set forth in Section 4.04.

“Benefit Plan” has the meaning set forth in Section 4.17(a).

“Bill of Sale” has the meaning set forth in Section 3.02(a)(i)(A).

“Books and Records” shall mean the Brockton Books and Records and the Taunton Books and Records.

“Breakup Fee” has the meaning set forth in Section 9.02(c).

“Brockton Assigned Contracts” has the meaning set forth in Section 2.01(a)(i).

“Brockton Assumed Liabilities” has the meaning set forth in Section 2.03(a).

“Brockton Books and Records” has the meaning set forth in Section 2.01(a)(ix).

“Brockton Cannabis Licenses” shall mean licenses #MTC1126 and MR282339 issued by the Massachusetts Cannabis Control Commission.

“Brockton Closing” has the meaning set forth in Section 3.01(a).

“Brockton Closing Date” has the meaning set forth in Section 3.01(a).

“Brockton Dispensary” has the meaning set forth in the recitals.

“Brockton Lease” means that certain Commercial Lease, dated December 15, 2016, by and between MB Trust and Alternative Care Resource Group, LLC, as assigned to Commonwealth Alternative Care Inc., pursuant to that certain Assignment and Sublease, dated March 17, 2017, and as amended  by that certain First Amendment to Lease, dated June 9, 2017, and as further amended by that certain Second Amendment to Lease, dated August 31, 2017.

“Brockton Premises” has the meaning set forth in the recitals.

“Brockton Tangible Personal Property” has the meaning set forth in Section 2.01(a)(ii).

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Boston, Massachusetts are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Benefit Plans” has the meaning set forth in Section 6.05(g).

“Buyer Brockton Closing Certificate” has the meaning set forth in Section 7.03(a)(iv).

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Buyer Taunton Closing Certificate” has the meaning set forth in Section 7.03(b)(iv).

“CCC” means the Massachusetts Cannabis Control Commission.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing” means the Brockton Closing, the Taunton Closing or both collectively, as applicable.

“Closing Date” means the Brockton Closing Date, the Taunton Closing Date or both collectively, as applicable.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the Letter of Intent, dated as of August 15, 2024, between Buyer and Seller, as amended by that certain Amendment, dated October 23, 2024.

“Contracts” means all legally binding written contracts, leases, mortgages, licenses, instruments, notes, commitments, undertakings, indentures and other agreements.

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

“Dispensaries” shall mean the Brockton Dispensary and the Taunton Dispensary.

“Dollars or $” means the lawful currency of the United States.

“Employees” means those Persons employed by Seller who worked exclusively for the Business immediately prior to the Closing.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), mortgage, deed of trust, security interest, charge, claim, easement, encumbrances, right of way, options, right of first refusal, right of first offer, encroachment, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Governmental Order, action, suit, claim, investigation or other legal proceeding by any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification, and injunctive relief) arising out of, based on or resulting from: (a) the presence of, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law in effect as of the date of this Agreement, and any Governmental Order or binding agreement with any Governmental Authority in effect as of the date of this Agreement: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient or indoor air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal, or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act of 1910, as amended, 7 U.S.C. §§ 136 et seq.; the Oil Pollution Act of 1990, as amended, 33 U.S.C. §§ 2701 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision, or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Escrow Agent” means Gary Blank, Esq.

“Escrow Agreement” means the Escrow Agreement to be entered into by Buyer, Seller, and Escrow Agent at the Taunton Closing, substantially in the form of Exhibit A.

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“Federal Cannabis Law” has the meaning set forth in Section 4.15(a).

“Financial Statements” has the meaning set forth in Section 4.04.

“FIRPTA Certificate” has the meaning set forth in Section 7.02(a)(x).

“Fraud” means, with respect to a party, an actual and intentional misrepresentation of a material existing fact with respect to the making of any representation or warranty in Article IV or Article V, made by such party, (a) with respect to Seller, to Seller’s Knowledge or (b) with respect to Buyer, to Buyer’s actual knowledge, of its falsity and made for the purpose of inducing the other party to act, and upon which the other party justifiably relies with resulting Losses. For the avoidance of doubt, Fraud shall not include any claim for equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud, fraud by reckless or negligent misrepresentations or any tort based on negligence or recklessness.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority, (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction including, without limitation, the CCC.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls and per- and poly-fluoroalkyl substances (PFAS) and other emerging contaminants.

“Indemnification Escrow Amount” means $100,000.

“Indemnification Escrow Fund” has the meaning set forth in Section 3.02(b)(iii)(A).

“Indemnified Party” has the meaning set forth in Section 8.04.

“Indemnifying Party” has the meaning set forth in Section 8.04.

“Intellectual Property” means any and all of the following arising pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names, and similar indicia of source of origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights and all registrations and applications for registration thereof; (c) trade secrets and know-how; (d) patents and patent applications; (e) internet domain name registrations; and (f) other intellectual property and related proprietary rights.

“Interim Balance Sheet” has the meaning set forth in Section 4.04.

“Interim Balance Sheet Date” has the meaning set forth in Section 4.04.

“Interfering Activities” has the meaning set forth in Section 6.14(a).

“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of Tim Conder and Brad Hoch, after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.10(a).

“Leases” has the meaning set forth in Section 4.10(a).

“Losses” means losses, damages, liabilities, deficiencies, actions, judgements, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is or could reasonably be expected to become, individually or in the aggregate,  materially adverse to (a) the business, results of operations, financial condition or assets of the Business, taken as a whole, (b) the ability of Seller to consummate the transactions contemplated hereby on a timely basis, or (c) the Buyer’s ability to operate the Business following Closing; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any matter of which Buyer has actual knowledge of on the date hereof; (vii) any changes in applicable Laws or accounting rules or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including Losses or threatened Losses of employees, customers, suppliers, distributors or others having relationships with the Seller and the Business; (ix) any natural or man-made disaster or acts of God;  (x) any epidemics, pandemics, disease outbreaks, or other public health emergencies; or (xi) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

“Material Contracts” has the meaning set forth in Section 4.07(a).

“Non-Party Affiliates” has the meaning set forth in Section 10.14.

“Permits” means all permits, licenses, franchises, approvals, authorizations and consents required to be obtained from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 4.08.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Premises” has the meaning set forth in the recitals.

“Purchase Price” has the meaning set forth in Section 2.05.

“Purchased Assets” has the meaning set forth in Section 2.01(b).

“Qualified Benefit Plan” has the meaning set forth in Section 4.17(b).

“Real Property” means the Leased Real Property.

“Regulatory Approval” means the approval by the CCC, as evidenced by an affirmative vote of approval at a regular public meeting of the CCC, and any and all other state, local, municipal and regulatory authorities with respect to (i) the acquisition of the Purchased Assets by the Buyer, (ii) otherwise relating or pertaining to any of the Purchased Assets and (iii) any matter, event or transaction described in, contemplated by or otherwise arising from this Agreement.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient or indoor air, surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Schedule Supplement” has the meaning set forth in Section 6.04.

“Seller” has the meaning set forth in the preamble.

“Seller Brockton Closing Certificate” has the meaning set forth in Section 7.02(a)(viii).

“Seller Closing Certificate” shall mean the Seller Brockton Closing Certificate, the Seller Taunton Closing Certificate or both, as applicable.

“Seller Taunton Closing Certificate” has the meaning set forth in Section 7.02(b)(x).

“Severance Obligations” means the severance obligations owed by Seller to the Terminated Brockton Employees.

“Signing Date” means the date on which this Agreement is executed by all parties, signifying their agreement to the terms and conditions set forth herein, and commencing the period leading up to the applicable Closing Date.

“Springbig Agreement” means the Customer Agreement, dated December 17, 2021, by and between Tilt Holdings (aka Commonwealth Alternative Care, Inc.) and Springbig, Inc., as amended by that certain Amendment to Springbig Agreement, dated August 19, 2024.

“Supply Agreement” has the meaning set forth in Section 3.02(b)(i)(I).

“Tangible Personal Property” shall mean the Brockton Tangible Personal Property and the Brockton Tangible Personal Property.

“Taunton Assigned Contracts” has the meaning set forth in Section 2.01(b)(ii).

“Taunton Assumed Liabilities” has the meaning set forth in Section 2.03(b).

“Taunton Books and Records” has the meaning set forth in Section 2.01(b)(ix).

“Taunton Cannabis Licenses” shall mean licenses # MTC785 and MR282337 issued by the Massachusetts Cannabis Control Commission.

“Taunton Closing” has the meaning set forth in Section 3.01(b).

“Taunton Closing Date” has the meaning set forth in Section 3.01(b).

“Taunton Dispensary” has the meaning set forth in the recitals.

“Taunton Inventory” has the meaning set forth in Section 2.01(b)(i).

“Taunton Lease” means that certain Lease Agreement, dated May 16, 2022, by and between IIP-MA 2, LLC and Commonwealth Alternative Care, Inc.

“Taunton Premises” has the meaning set forth in the recitals.

“Taunton Purchased Assets” has the meaning set forth in Section 2.01(b).

“Taunton Tangible Personal Property” has the meaning in Section 2.01(b)(iii).

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Third-Party Claim” has the meaning set forth in Section 8.05(a).

“Transaction Documents” means this Agreement, the Escrow Agreement, the Bill of Sale, the Assignment and Assumption Agreement, Assignment and Assumption of Lease, the Supply Agreement and the other agreements, instruments and documents required to be delivered at the applicable Closing.

“Transferred Employees” has the meaning set forth in Section 6.05(b).

“Vogel Agreements” means (i) that certain Terminal Processing Agreement, dated April 19, 2022 for the Taunton Dispensary and (ii) that certain Terminal Processing Agreement, dated April 19, 2022 for the Brockton Dispensary.

ARTICLE II

Purchase and Sale

Section 2.01Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, the Seller shall sell, assign, transfer, convey, and deliver to the Buyer, and the Buyer shall purchase from the Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of the Seller’s right, title, and interest in, to, and under the following assets, properties, and rights of the Seller, to the extent that such assets, properties, and rights exist as of their respective Closing Dates and exclusively relate to the Business:

(a)The “Brockton Purchased Assets” shall be:

(i)all Contracts set forth on Section 2.01(a)(i) of the Disclosure Schedules, including the Brockton Lease set forth on Section 4.10(a) of the Disclosure Schedules (collectively, the “Brockton Assigned Contracts”);

(ii)all furniture, fixtures, equipment, supplies and other tangible personal property of the Brockton Dispensary, including, without limitation, the tangible personal property listed on Section 2.01(a)(ii) of the Disclosure Schedules (the “Brockton Tangible Personal Property”);

(iii)all Leased Real Property located in Brockton, Massachusetts;

(iv)all Permits, including Environmental Permits, which are held by Seller and required for the conduct of the Business as currently conducted or for the ownership and use of the Brockton Purchased Assets, including, without limitation, those listed on Section 2.01(a)(iv) of the Disclosure Schedules;

(v)all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the Brockton Dispensary, the Brockton Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;

(vi)all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (including any such item relating to the payment of Taxes) relating to the Brockton Dispensary;

(vii)all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Brockton Purchased Assets;

(viii)all insurance benefits, including rights and proceeds, arising from or relating to the Business, the Brockton Purchased Assets or the Assumed Liabilities;

(ix)originals, or where not available, copies, of all books and records, including books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records, strategic plans, internal financial statements and marketing and promotional surveys, material and research, that relate to the Brockton Dispensary or the Brockton Purchased Assets, other than books and records set forth in Section 2.02(d) (“Brockton Books and Records”);

(x)all websites, social media accounts, and internet domain names (or applications therefor, or any registrations for the same) which relate to, or are used or held for use in connection with the Brockton Dispensary (the “Brockton Social Media Information”); and

(xi)all goodwill associated with any of the assets described in the foregoing clauses.

(b)The “Taunton Purchased Assets” (and collectively with the Brockton Purchased Assets, the “Purchased Assets”) shall be:

(i)inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories of the Taunton Dispensary equal to twice the average monthly inventory of the Taunton Dispensary based on the six (6) months prior to the Taunton Closing Date (“Taunton Inventory”);

(ii)all Contracts set forth on Section 2.01(b)(ii) of the Disclosure Schedules, including the Taunton Lease set forth on Section 4.10(a)of the Disclosure Schedules (collectively, the “Taunton Assigned Contracts”);

(iii)all furniture, fixtures, equipment, supplies and other tangible personal property of the Taunton, Dispensary, including, without limitation, the tangible personal property listed on Section 2.01(b)(iii)of the Disclosure Schedules (the “Taunton Tangible Personal Property”);

(iv)all Leased Real Property located in Taunton, Massachusetts related to the Business;

(v)all Permits, including Environmental Permits, which are held by Seller and required for the conduct of the Business as currently conducted or for the ownership and use of the Taunton Purchased Assets, including, without limitation, those listed on Section 2.01(b)(v)of the Disclosure Schedules;

(vi)all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the Taunton Dispensary, the v Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;

(vii)all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Taunton Purchased Assets;

(viii)all insurance benefits, including rights and proceeds, arising from or relating to the Business, the Taunton Purchased Assets or the Assumed Liabilities for claims arising after the Taunton Closing;

(ix)originals, or where not available, copies, of all books and records, including books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records, strategic plans, internal financial statements and marketing and promotional surveys, material and research, that exclusively relate to the Business or the Taunton Purchased Assets, other than books and records set forth in Section 2.02(d) (“Taunton Books and Records”);

(x)all websites, social media accounts, and internet domain names (or applications therefor, or any registrations for the same) which relate to, or are used or held for use in connection with the Taunton Dispensary (the “Taunton Social Media Information”); and

(xi)all goodwill associated with any of the assets described in the foregoing clauses.

Section 2.02Excluded Assets. Other than the Purchased Assets subject to Section 2.01, Buyer expressly understands and agrees that it is not purchasing or acquiring, and Seller is not selling or assigning, any other assets or properties of Seller, and all such other assets and properties shall be excluded from the Purchased Assets (the “Excluded Assets”). Excluded Assets include the following assets and properties of Seller:

(a)all cash and cash equivalents, bank accounts and securities of Seller;

(b)inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories of the Business, excluding the Taunton Inventory;

(c)all Contracts that are not Assigned Contracts;

(d)all Intellectual Property, excluding the Brockton Social Media Information and the Taunton Social Media Information;

(e)the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller, all employee-related or employee benefit-related files or records, other than personnel files of Transferred Employees, and any other books and records which Seller is prohibited from disclosing or transferring to Buyer under applicable Law and is required by applicable Law to retain;

(f)all insurance policies of Seller and all rights to applicable claims arising prior to the Closing and proceeds thereunder;

(g)all Benefit Plans and trusts or other assets attributable thereto;

(h)all Tax assets (including duty and Tax refunds and prepayments) of Seller or any of its Affiliates;

(i)all rights to any action, suit or claim of any nature available to or being pursued by Seller, whether arising by way of counterclaim or otherwise, including, without limitation, all rights to monies previously paid to the City of Brockton, Massachusetts or the City of Taunton, Massachusetts;

(j)all assets, properties and rights used by Seller in its businesses other than the Business;

(k)the assets, properties and rights specifically set forth on Section 2.02(k) of the Disclosure Schedules; and

(l)the rights which accrue or will accrue to Seller under the Transaction Documents.

(m)all prepaid expenses, credits, advance payments, security, deposits, charges, sums and fees to the extent related to any Purchased Assets; and

(n)the Brockton Cannabis Licenses.

Section 2.03Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform, and discharge only the following Assumed Liabilities, and no other liabilities:

(a)The “Brockton Assumed Liabilities” shall be:

(i)all liabilities and obligations arising under or relating to the Brockton Assigned Contracts but only to the extent that such liabilities thereunder are required to be performed after the Brockton Closing Date, were incurred in the ordinary course of business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Brockton Closing Date;

(ii)all liabilities and obligations for Taxes relating to the Brockton Dispensary, the Brockton Purchased Assets or the Brockton Assumed Liabilities for any taxable period, or pro rata portion of any taxable period, such liabilities and obligations being counted beginning on the Closing Date and ending after the Closing Date;

(iii)all liabilities and obligations of Seller set forth on Section 2.03(a)(iii) of the Disclosure Schedules.

(b)The “Taunton Assumed Liabilities” (collectively with the Brockton Assumed Liabilities, the “Assumed Liabilities”):

(i)all trade accounts payable of Seller to third parties in connection with the Business incurred in the ordinary course of business (A) that are within their terms and (B) remain unpaid as of the Taunton Closing Date (the “Assumed Accounts Payable”);

(ii)all liabilities and obligations arising under or relating to the Taunton Assigned Contracts but only to the extent that such liabilities thereunder are required to be performed after the Taunton Closing Date, were incurred in the ordinary course of business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Taunton Closing Date;

(iii)except as specifically provided in Section 6.05, all liabilities and obligations of Buyer or its Affiliates relating to employee benefits, compensation or other arrangements with respect to any Transferred Employee arising after the Taunton Closing Date;

(iv)all liabilities and obligations for Taxes relating to the Taunton Dispensary, the Taunton Purchased Assets or the Taunton Assumed Liabilities for any taxable period, or pro rata portion of any taxable period, such liabilities and obligations being counted beginning on the Closing Date and ending after the Closing Date;

(v)all liabilities and obligations of Seller set forth on Section 2.03(b)(v) of the Disclosure Schedules.

Section 2.04Excluded Liabilities. Buyer shall not assume and shall not be responsible to pay, perform or discharge any liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Seller shall, and shall cause each of its Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

(a)any liabilities or obligations relating to or arising out of the Excluded Assets;

(b)any liabilities or obligations for (i) Taxes of Seller (or any stockholder or Affiliate of Seller) or relating to the Business, the Purchased Assets or the Assumed Liabilities for any taxable period ending on or prior to the applicable Closing Date, (ii) Taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of Seller pursuant to Section 6.13,  and (iii) any other Taxes of Seller  (or any stockholder or Affiliate of Seller) of any kind or description (including any Liability for Taxes of Seller (or any stockholder or Affiliate of Seller) that becomes a liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law) ;

(c)except as specifically provided in Section 6.05, any liabilities or obligations of Seller relating to or arising out of (i) the employment of any Employee prior to the Closing, or (ii) workers’ compensation claims of any Employee which relate to events occurring prior to the Closing Date;

(d)any liabilities or obligations of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(e)any liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date;

(f)any product liability or similar claim for injury to a Person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by Seller, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products at any time manufactured or sold or any service performed by Seller;

(g)any recall, design defect or similar claims of any products manufactured or sold or any service performed by Seller;

(h)any liabilities of Seller arising under or in connection with any Benefit Plan providing benefits to any present or former employee of Seller;

(i)any liabilities of Seller for any present or former employees, officers, directors, retirees, independent contractors or consultants of Seller, including, without limitation, any liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments; provided, however, that the Severance Obligations shall not be an Excluded Liability.

(j)any Environmental Claims, or liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing or otherwise to the extent arising out of any actions or omissions of Seller;

(k)any trade accounts payable of Seller that arose prior to the Taunton Closing Date and that are not Assumed Accounts Payable;

(l)any liabilities of the Business relating or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that (i) do not constitute part of the Purchased Assets issued by the Business’ customers to Seller on or before the Closing; (ii) did not arise in the ordinary course of business; or (iii) are not validly and effectively assigned to Buyer pursuant to this Agreement;

(m)any liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Seller (including with respect to any breach of fiduciary obligations by same), except for indemnification of same pursuant to Section 8.03 as Seller Indemnitees;

(n)any liabilities under any other Contracts (i) which are not validly and effectively assigned to Buyer pursuant to this Agreement; (ii) which do not conform to the representations and warranties with respect thereto contained in this Agreement; or (iii) to the extent such liabilities arise out of or relate to a breach by Seller of such Contracts prior to Closing;

(o)any liabilities associated with debt, loans or credit facilities of Seller and/or the Business owing to financial institutions; and

(p)any liabilities arising out of, in respect of or in connection with the failure by Seller or any of its Affiliates to comply with any Law or Governmental Order.

Section 2.05Purchase Price. The aggregate purchase price for the Purchased Assets shall be Two Million Dollars ($2,000,000) (the “Purchase Price”), plus the assumption of the Assumed Liabilities. The purchase price shall be paid by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer on the Closing Date

Section 2.06Allocation of Purchase Price. Within fourteen (14) days after the Taunton Closing Date, Seller shall deliver a schedule allocating the Purchase Price (including any Assumed Liabilities treated as consideration for the Purchased Assets for Tax purposes) (the “Allocation Schedule”). The Allocation Schedule shall be prepared in accordance with Section 1060 of the Code. The Allocation Schedule shall be deemed final unless Buyer notifies Seller in writing that Buyer objects to one or more items reflected in the Allocation Schedule within fourteen (14) days after delivery of the Allocation Schedule to Buyer. In the event of any such objection, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within thirty (30) days after the delivery of the Allocation Schedule to Buyer, such dispute shall be resolved by an impartial nationally recognized firm of independent certified public accountants mutually appointed by Buyer and Seller. The fees and expenses of such accounting firm shall be borne equally by Seller and Buyer. Seller and Buyer agree to file their respective IRS Forms 8594 and all federal, state and local Tax Returns in accordance with the Allocation Schedule.

Section 2.07Non-assignable Assets.

(a)Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of this Section 2.07, to the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery, to Buyer of any Purchased Asset would result in a violation of applicable Law, or would require the consent, authorization, approval or waiver of a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (excluding any Governmental Authority such as the CCC), and such consent, authorization, approval or waiver shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery, thereof; provided, however, that, subject to the satisfaction or waiver of the conditions contained in Article VII, the Closing shall occur notwithstanding the foregoing without any adjustment to the Purchase Price on account thereof. Following the Closing, Seller and Buyer shall use commercially reasonable efforts, and shall cooperate with each other, to obtain any such required consent, authorization, approval or waiver, or any release, substitution or amendment required to novate all liabilities and obligations under any and all Assigned Contracts or other liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of all parties to such arrangements, so that, in any case, Buyer shall be solely responsible for any Assumed Liabilities on or after the Closing Date. Once such consent, authorization, approval, waiver, release, substitution or amendment is obtained, Seller shall sell, assign, transfer, convey and deliver to Buyer the relevant Purchased Asset to which such consent, authorization, approval, waiver, release, substitution or amendment relates for no additional consideration. Applicable sales, transfer and other similar Taxes in connection with such sale, assignment, transfer, conveyance or license shall be paid by Buyer in accordance with Section 6.13.

(b)To the extent that any Purchased Asset and/or Assumed Liability cannot be transferred to Buyer following the applicable Closing pursuant to this Section 2.07, Buyer and Seller shall use commercially reasonable efforts to enter into such arrangements (such as subleasing, sublicensing or subcontracting) to provide to the parties the economic and, to the extent permitted under applicable Law, operational equivalent of the transfer of such Purchased Asset and/or Assumed Liability to Buyer as of the Closing and the performance by Buyer of its obligations with respect thereto. Buyer shall, as agent or subcontractor for Seller pay, perform and discharge fully the liabilities and obligations of Seller thereunder from and after the applicable Closing Date. To the extent permitted under applicable Law, Seller shall, at Buyer’s expense, hold in trust for and pay to Buyer promptly upon receipt thereof, such Purchased Asset and all income, proceeds and other monies received by Seller to the extent related to such Purchased Asset in connection with the arrangements under this Section 2.07. Notwithstanding anything herein to the contrary, the provisions of this Section 2.07 shall not apply to any consent or approval required under any antitrust, competition or trade regulation Law, which consent or approval shall be governed by Section 6.07.

Section 2.08Escrow Matters.

(a)In order to secure the indemnity obligations of Seller and to ensure an orderly transition of the Business to Buyer, at the Taunton Closing, the Indemnification Escrow Amount shall be funded by Buyer to the Escrow Agent and retained by the Escrow Agent in the Indemnification Escrow Fund at Buyer’s expense pursuant to the terms of this Agreement and the Escrow Agreement.

(b)On or after the date that is six (6) months after the Taunton Closing Date, Buyer and the Seller shall deliver a joint written instruction letter to the Escrow Agent to release to Seller fifty percent (50%) of the Indemnification Escrow Amount, less any reserve for then unresolved claims related to that escrow. On the date that is twelve (12) months after the Taunton Closing Date, Buyer and Seller shall deliver a joint written instruction letter to the Escrow Agent to release to Seller the remaining Indemnification Escrow Amount, less any reserve for then unresolved claims related to that escrow. Upon the resolution of each such claim, Buyer and the Seller shall deliver a joint written instruction letter to the Escrow Agent to release to (i) Buyer any portion of the applicable reserve that Buyer is entitled to receive pursuant to this Agreement and (ii) to Seller any portion of the applicable reserve that Sellers are entitled to receive pursuant to this Agreement.

Section 2.09Withholding. Buyer shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Law. Buyer shall provide Seller with written notice of its intent to withhold at least ten (10) days prior to the Closing with a written explanation substantiating the requirement to deduct or withhold, and the parties shall use commercially reasonable efforts to cooperate to mitigate or eliminate any such withholding to the maximum extent permitted by Law. Assuming Seller delivers the certificate described in Section 7.02(a)(viii) and Section 7.02(b)(xii), Buyer acknowledges and agrees that no withholding is required as of the date hereof. To the extent that amounts are so withheld and paid over to the appropriate tax authority by Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

Closing

Section 3.01Closing.

(a)Brockton Closing. The closing of the sale and purchase of the Brockton Purchased Assets and the Brockton Assumed Liabilities (the “Brockton Closing”) shall take place  at 12AM time, on the second (2nd) Business Day after all of the conditions to the Brockton Closing set forth in Article VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Brockton Closing Date) or at such time and place as the parties may mutually agree upon in writing, subject to the satisfaction or waiver of all conditions precedent to the Brockton Closing as set forth in Section 7.02(a) and Section 7.03(a). The date on which the Brockton Closing is to occur is herein referred to as the “Brockton Closing Date”.

(b)Taunton Closing. The closing of the sale and purchase of the Taunton Purchased Assets and the Taunton Assumed Liabilities (the “Taunton Closing”) shall take place at 12AM time, on the second (2nd) Business Day after all of the conditions to the Taunton Closing set forth in Article VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), such time and place as the parties may mutually agree upon in writing, subject to the satisfaction or waiver of all conditions precedent to the Taunton Closing as set forth in Section 7.02(b) and Section 7.03(b).  The date on which the Taunton Closing is to occur is herein referred to as the “Taunton Closing Date”.

Section 3.02Closing Deliverables.

(a)Brockton Closing Deliverables.

(i)At the Brockton Closing, Seller shall deliver to Buyer the following:

(A)a bill of sale in the form of Exhibit B hereto (the “Bill of Sale”) and duly executed by Seller, transferring the tangible personal property included in the Brockton Purchased Assets to Buyer;

(B)an assignment and assumption agreement in the form of Exhibit C hereto (the “Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Brockton Purchased Assets and the Brockton Assumed Liabilities;

(C)with respect to the Brockton Lease, an Assignment and Assumption of Lease substantially in the form of Exhibit D (each, an “Assignment and Assumption of Lease”), duly executed by Seller and, if necessary, Seller’s signature shall be witnessed and/or notarized;

(D)the Seller Closing Certificate;

(E)the FIRPTA Certificate;

(F)the certificate of the Secretary of Seller required by Section 7.02(a)(viii) and Section 7.02(a)(ix);

(G)such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement; and

(ii)At the Brockton Closing, Buyer shall deliver to Seller the following:

(A)the Purchase Price by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer on or prior to the Brockton Closing Date;

(B)the Assignment and Assumption Agreement duly executed by Buyer;

(C)with respect to the Brockton Lease, an Assignment and Assumption of Lease duly executed by Buyer and, if necessary, Buyer’s signature shall be witnessed and/or notarized; and

(D)the Buyer Brockton Closing Certificate.

(b)Taunton Closing Deliverables.

(i)At the Taunton Closing, Seller shall deliver to Buyer the following:

(A)the Escrow Agreement; duly executed by Seller;

(B)a Bill of Sale duly executed by Seller, transferring the tangible personal property included in the Taunton Purchased Assets to Buyer;

(C)an Assignment and Assumption Agreement duly executed by Seller, effecting the assignment to and assumption by Buyer of the Taunton Purchased Assets and the Taunton Assumed Liabilities;

(D)with respect to the Taunton Lease, an Sublease Agreement duly executed by Seller and, if necessary, Seller’s signature shall be witnessed and/or notarized;

(E)the Seller Taunton Closing Certificate;

(F)the FIRPTA Certificate;

(G)the certificates of the Secretary of Seller required by Section 7.02(b)(x);

(H)such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement; and

(I)a Supply Agreement substantially in the form attached hereto as Exhibit E (the “Supply Agreement”) and duly executed by Seller.

(ii)At the Taunton Closing, Buyer shall deliver to Seller the following:

(A)the Purchase Price, less the Indemnification Escrow Amount, by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer on or prior to the Taunton Closing Date;

(B)the Escrow Agreement duly executed by Buyer;

(C)the Assignment and Assumption Agreement effecting the assignment to and assumption by Buyer of the Taunton Purchased Assets and the Taunton Assumed Liabilities duly executed by Buyer;

(D)with respect to the Taunton Lease, an Assignment and Assumption of Lease duly executed by Buyer and, if necessary, Buyer’s signature shall be witnessed and/or notarized;

(E)the Buyer Taunton Closing Certificate; and

(F)the Supply Agreement duly executed by Buyer;

(iii)At the Taunton Closing, Buyer shall deliver to the Escrow Agent:

(A)the Indemnification Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Indemnification Escrow Fund”) by wire transfer of immediately available funds to accounts designated by the Escrow Agent, to be held for the purpose of securing the indemnification obligations of Seller set forth in Article VIII; and

(B)the Escrow Agreement.

ARTICLE IV

Representations and warranties of seller

Except as set forth in the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01Organization and Qualification of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Massachusetts and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

Section 4.02Authority of Seller. Seller has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.03No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of incorporation or by-laws of Seller; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, the Business or the Purchased Assets; (c) except as set forth in Section 4.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Material Contract; except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice or obtain consent would not have a Material Adverse Effect. or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets. . No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except as set forth in Section 4.03 of the Disclosure Schedules.

Section 4.04Financial Statements. Copies of the internally prepared financial statements consisting of the balance sheet of the Business as of December 31, 2024 and September 30, 2024 and the related statement of income (the “Financial Statements”) have been delivered to Buyer. These Financial

Statements have been prepared in accordance with generally accepted accounting principles (GAAP) and are consistent with the Seller’s public filings. The Financial Statements are based on the books and records of the Business, and fairly present the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated.  The balance sheet of the Business as of December 31, 2023 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Business as of September 30, 2024 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.” Seller maintains a standard system of accounting for the Business established and administered in accordance with GAAP.

Section 4.05Undisclosed Liabilities. Seller has no liabilities with respect to the Business, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount

Section 4.06Absence of Certain Changes, Events and Conditions. Since the Interim Balance Sheet Date, except as publicly disclosed, there has been no material adverse change and no material adverse development in the assets, liabilities, business, properties, operations, financial condition, results of operations, or prospects of the Business.

Section 4.07Material Contracts.

(a)Section 4.07(a) of the Disclosure Schedules lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which Seller is a party or by which it is bound in connection with the Business or the Purchased Assets (together with all Leases listed in Section 4.10(a)of the Disclosure Schedules, collectively, the “Material Contracts”):

(i)all Contracts involving aggregate consideration in excess of $20,000 or requiring performance by any party more than one year from the date hereof, which, in each case, cannot be cancelled without penalty or without more than ninety (90) days’ notice;

(ii)all Contracts that relate to the sale of any of the Purchased Assets, other than in the ordinary course of business, for consideration in excess of $20,000;

(iii)all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other liability of any Person;

(iv)all Contracts that relate to the acquisition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), in each case involving amounts in excess of $20,000;

(v)all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(vi)all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) and which are not cancellable without material penalty or without more than ninety (90) days’ notice

(vii)except for agreements relating to trade payables, all Contracts relating to indebtedness (including, without limitation, guarantees);

(viii)all Contracts with any Governmental Authority;

(ix)all Contracts that limit or purport to limit the ability of Seller to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x)all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;

(xi)all powers of attorney with respect to the Business or any Purchased Asset

(xii)all Contracts between or among the Seller on the one hand and any Affiliate of Seller on the other hand;

(xiii)all collective bargaining agreements or Contracts with any labor organization, union or association; and

(xiv)all other Contracts that are material to the Purchased Assets or the operation of the Business and not previously disclosed pursuant to this Section 4.07.

(b)Each Material Contract is in full force and effect and is a valid and binding agreement enforceable against Seller and, to Seller’s Knowledge, the other party or parties thereto, in accordance with its terms. None of Seller or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. There are no material disputes pending or threatened under any Contract included in the Purchased Assets.

Section 4.08Title to Purchased Assets.  Seller has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets. All such Purchased Assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”).

(a)those items set forth on Section 4.08 of the Disclosure Schedules;

(b)liens for Taxes not yet due and payable;

(c)mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business or the Purchased Assets;

(d)easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the Business or the Purchased Assets, which do not prohibit or interfere with the current operation of any Real Property and which do not render title to any Real Property unmarketable; or

(e)liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Business or the Purchased Assets.

Section 4.09Condition and Sufficiency of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property included in the Purchased Assets are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted. None of the Excluded Assets are material to the Business.

Section 4.10Real Property.

(a)Section 4.10(a) of the Disclosure Schedules sets forth all real property leased by Seller and used in connection with the Business (collectively, the “Leased Real Property”), and a list, as of the date of this Agreement, of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which Seller holds any Leased Real Property (collectively, the “Leases”).

(b)With respect to each Lease:

(i)such Lease is valid, binding, enforceable and in full force and effect, and Seller enjoys peaceful and undisturbed possession of the Leased Real Property;

(ii)Seller is not in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and Seller has paid all rent due and payable under such Lease;

(iii)Seller has not received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller under any of the Leases and, to the Knowledge of Seller, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;

(iv)Seller has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and

(v)Seller has not pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Leased Real Property.

(c)Seller has not received any written notice of (i) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which would reasonably be expected to materially and adversely affect the ability to operate the Real Property as currently operated. Neither the whole nor any material portion of any Real Property has been damaged or destroyed by fire or other casualty.

(d)The Real Property is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the real property necessary to conduct the Business as currently conducted.

Section 4.11Legal Proceedings; Governmental Orders.

(a)There are no actions, suits, claims, investigations or other legal proceedings pending or, to Seller’s Knowledge, threatened against or by Seller relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities.

(b)There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Business or the Purchased Assets.

Section 4.12Inventory. All Inventory included in the Purchased Assets consists of a quality and quantity which is usable and salable in the ordinary course of business in compliance with applicable law, and otherwise has passed all CCC testing and packaging requirements. All Inventory is owned by Seller free and clear of all Encumbrances and no Inventory is held on a consignment basis.

Section 4.13Insurance. Section 4.13 of the Disclosure Schedules contains a true, correct and complete list of all general liability, product liability, fire, casualty, director and officer, errors and omissions and motor vehicle insurance maintained with respect to the Business and the Purchased Assets.  All of such insurance is in full force and effect, and the Seller is in compliance with the terms and provisions thereof.  Seller will continue to maintain all of such insurance in force through the Closing Date unless otherwise agreed by the Parties.

Section 4.14Legal Proceedings; Governmental Orders.

(a)There are no Actions pending or, to Seller’s Knowledge, threatened against or by Seller (a) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business.

Section 4.15Compliance With Laws; Permits.

(a)Except with respect to Federal Cannabis Law, Seller is, and at all times prior to the Closing Date, has been in material compliance with all statutes, orders, rules, ordinances and regulations applicable to it or to the ownership of its assets or the operation of its Business, including Massachusetts General Laws Chapters 94I and 94G, Massachusetts General Laws Chapter 94I § 1 and Chapter 94G § 1, as amended from time-to-time, the Code of Massachusetts Regulations 935 CMR § 500.000, et seq., 935 CMR § 501.000, et seq., and other statutes amended or passed from time-to-time related specifically to Massachusetts’s Medical and Adult Use Marijuana Regulatory Program and any guidelines, orders, judgments, writs, injunctions, decrees and the interpretation or administration thereof by, and other determinations, directives, requirements or requests in connection therewith of, CCC and all successors thereof. Except with respect to Federal Cannabis Law, Seller does not have any basis to expect, nor has Seller received, any order or notice of any such violation or claim of violation of any such statute, order, rule, ordinance or regulation by Seller with respect to the Business that would have a Material Adverse Effect. Seller owns, holds, possesses or lawfully uses in the operation of the Business all permits and licenses which are in any manner necessary or required for Seller to conduct the Business as now being conducted. “Federal Cannabis Law” means any U.S. federal laws, civil, criminal or otherwise, to the extent that such law is directly or indirectly related to the cultivation, harvesting, production, manufacturing, processing, marketing, distribution, sale or possession of cannabis, marijuana or related substances or products containing cannabis, marijuana or related substances, including but not limited to the prohibition on drug trafficking under the Controlled Substances Act (21 U.S.C. § 801, et seq.), the conspiracy statute under 18 U.S.C. § 846, the bar against aiding and abetting the conduct of an offense under 18 U.S.C. § 2, the bar against misprision of a felony (concealing another’s felonious conduct) under 18 U.S.C. § 4, the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. § 3, and federal money laundering statutes under 18 U.S.C. §§ 1956, 1957 and 1960. All references herein to “law” or “applicable law” shall not be interpreted to include any Federal Cannabis Law.

(b)All Permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.15(b) of the Disclosure Schedules lists all current Permits issued to Seller which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. Seller has complied and is now complying with the terms of all Permits listed on Section 4.15(b) of the Disclosure Schedules. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.15(b) of the Disclosure Schedules.

(c)None of the representations and warranties in Section 4.10 shall be deemed to relate to environmental matters (which are governed by Section 4.16), employee benefits matters (which are governed by Section 4.17), employment matters (which are governed by Section 4.18) or tax matters (which are governed by Section 19).

Section 4.16Environmental Matters.

(a)To Seller’s Knowledge, the operations of Seller with respect to the Business and the Purchased Assets are in compliance with all Environmental Laws. Seller has not received from any Person, with respect to the Business or the Purchased Assets, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of either Closing Date.

(b)None of the Real Property is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and Seller has not received any Environmental Notice regarding potential liabilities with respect to any off-site treatment, storage or disposal facilities or any other locations used by the Business for disposition of Hazardous Materials.

(c)The representations and warranties set forth in this Section 4.16 are the Seller’s sole and exclusive representations and warranties regarding environmental matters.

Section 4.17Employee Benefit Matters.

(a)Section 4.17(a) of the Disclosure Schedules contains a list of each benefit, retirement, employment, consulting, compensation, incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, welfare and fringe-benefit agreement, plan, policy and program in effect  (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Seller for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Business or any spouse or dependent of such individual, or under which Seller or any of its ERISA Affiliates has or may have any liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any liability, contingent or otherwise (as listed on Section 4.17(a) of the Disclosure Schedules, each, “Benefit Plan”).

(b)To Seller’s Knowledge, each Benefit Plan and related trust complies with all applicable Laws (including ERISA and the Code). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to Seller’s Knowledge, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable. With respect to any Benefit Plan, to Seller’s Knowledge, no event has occurred or is reasonably expected to occur that has resulted in or would subject Seller to a Tax under Section 4971 of the Code or the Purchased Assets to a lien under Section 430(k) of the Code.

(c)No Benefit Plan: (i) is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; or (ii) is a “multi-employer plan” (as defined in Section 3(37) of ERISA). Except as would not have a Material Adverse Effect, Seller has not: (A) withdrawn from any pension plan under circumstances resulting (or expected to result) in liability; or (B) engaged in any transaction which would give rise to a liability under Section 4069 or Section 4212(c) of ERISA.

(d)Other than as required under Section 4980B of the Code or other applicable Law, no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).

(e)The representations and warranties set forth in this Section 4.17 are the Seller’s sole and exclusive representations and warranties regarding employee benefit matters.

Section 4.18Employment Matters.

(a)Section 4.18(a) of the Disclosure Schedules contains a list of all persons who are Employees, independent contractors or consultants of the Business as of the date hereof, including any Employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; (vi) location of employment; and(vii) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all Employees, independent contractors or consultants of the Business for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of Seller with respect to any compensation, commissions, bonuses or fees.

(b)Except as set forth in Section 4.18(a) of the Disclosure Schedules, Seller is not a party to, bound by, any collective bargaining or other agreement with a labor organization representing any of the Employees. Since the Interim Balance Sheet Date, there has not been, nor, to Seller’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting Seller or any of the Employees.

(c)Seller is in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to the Employees, except to the extent non-compliance would not result in a Material Adverse Effect.

(d)The representations and warranties set forth in this Section 4.18 are the Seller’s sole and exclusive representations and warranties regarding employment matters.

Section 4.19Taxes.

(a)Seller has filed (taking into account any valid extensions) all Tax Returns with respect to the Business required to be filed by Seller and has paid all Taxes shown thereon as owing. Seller is not currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business.

(b)Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)All deficiencies asserted, or assessments made, against Seller as a result of any examinations by any taxing authority have been fully paid.

(d)Seller is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(e)There are no Encumbrances for Taxes upon any of the Purchased Assets nor is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).

(f)Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(g)Except for certain representations related to Taxes in Section 4.17, the representations and warranties set forth in this  Section 4.19 are Seller’s sole and exclusive representations and warranties regarding Tax matters.

Section 4.20Related Party Transactions. There are no Contracts or other arrangements involving the Business in which Seller, its Affiliates, or any of its or their respective directors, officers, or employees or any immediate family members thereof is a party, has a financial interest, or otherwise owns or leases any Purchased Asset.

Section 4.21Brokers. Except for Highgate Capital Partners, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

Section 4.22No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV (including the related portions of the Disclosure Schedules), neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Business and the Purchased Assets furnished or made available to Buyer and its Representatives.

ARTICLE V

Representations and warranties of buyer

Buyer represents and warrants to Seller that the statements contained in this Article V are true and correct as of the date hereof.

Section 5.01Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Massachusetts.

Section 5.02Authority of Buyer. Buyer has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.03No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of incorporation or by-laws of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice or obtain consent would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required to the CCC or any other Governmental Authority or under the HSR Act and except where the failure to make or obtain such consents, approvals, Permits, Governmental Orders, declarations, filings, or notices would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby and thereby.

Section 5.04Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 5.05Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 5.06Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 5.07Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Business and the Purchased Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article IV of this Agreement (including related portions of the Disclosure Schedules); and (b) neither Seller nor any other Person has made any representation or warranty as to Seller, the Business, the Purchased Assets or this Agreement, except as expressly set forth in Article IV of this Agreement (including the related portions of the Disclosure Schedules).

ARTICLE VI

Covenants

Section 6.01Conduct of Business Prior to the Closing. From the date hereof until the applicable Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall (a) conduct the Business in the ordinary course of business consistent with past practice; and (b) use reasonable best efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships with its Employees, customers, lenders, suppliers, regulators and others having relationships with the Business consistent with past practice. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall not do any of the following without the consent of Buyer (such consent not to be unreasonably withheld, conditioned, or delayed) except in the ordinary course of business or as contemplated by this Agreement:

(a)Seller will not make any material changes in the condition (financial or otherwise), liabilities, assets of the Business or in any of its business relationships, including relationships with suppliers, customers, or creditors that, when considered individually or in the aggregate, might reasonably be expected to have a Material Adverse Effect, in each case specifically relating to the Business;

(b)Seller will not make any change in the Dispensaries or in the manner of operating the Dispensaries, provided, however, that Seller may be permitted to take any actions necessary to surrender the Brockton Cannabis Licenses;

(c)Seller will not take any extraordinary action with respect to the Inventory;

(d)Seller will not sell, lease, transfer or assign any of the Purchased Assets, other than in the ordinary course of business;

(e)Seller will not accelerate, terminate, modify or cancel any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) involving more than $1,000 to which it is a party that specifically relates to the Business, other than any automatic expiration, unless agreed to in this Agreement or otherwise by the parties;

(f)Seller will not make any capital expenditures or commitments (or series of related capital expenditures or commitments) outside the ordinary course of business consistent with past practices;

(g)Seller will not increase the salary or other compensation payable or to become payable by Seller to any Employee, or the declaration, payment, or commitment or obligation of any kind for the payment by Seller of a bonus or other additional salary or compensation to any such person other than in the ordinary course of business and consistent with past practice;

(h)Seller will not accelerate, terminate, modify or cancel any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) involving more than $1,000 to which it is a party that specifically relates to the Business, other than any automatic expiration, unless agreed to in this Agreement or otherwise by the parties;

(i)Seller will not waive or release any right or claim held by Seller that is specifically related to the Business and/or the Purchased Assets;

(j)Seller will not issue any note, bond or other debt security or create, incur or assume, or guarantee any indebtedness for borrowed money or capitalized lease obligations that specifically relates to the Business and/or the Purchased Assets;

(k)Seller will not delay or postpone the payment of any accounts payable or other Liabilities, in each case specifically related to the Business or the Purchased Assets;

(l)Seller will not issue, sell, or redeem any of its equity interests, nor will Seller allow the transfer of beneficial ownership of any of its equity interests, to be effective prior to the Closing Date;

(m)Seller will reasonably cooperate with, and not unreasonably interfere with, the performance of all obligations under all Assigned Contracts consistent with past practice;

(n)Seller will maintain all books and records specifically relating to the Business consistent with past practice, and will not make any change in any method, practice, or principle of accounting specifically involving the Business, or the Purchased Assets;

(o)Seller shall not adopt any plan of merger, consolidation, reorganization, or other business combination, or liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy law or consent to the filing of any bankruptcy petition against it under any similar law specifically relating to the Business and/or Purchased Assets; and

(p)Seller will not agree to take any action described in this Section 6.01.

Section 6.02Access to Information. From the date hereof until the Closing, Seller shall (a) afford Buyer and its Representatives reasonable access to and the right to inspect all of the Real Property, properties, assets, premises, Books and Records, Assigned Contracts and other documents and data related to the Business; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller to cooperate with Buyer in its investigation of the Business; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Seller, under the supervision of Seller’s personnel and in such a manner as not to interfere with the conduct of the Business or any other businesses of Seller. All requests by Buyer for access pursuant to this Section 6.02 shall be submitted or directed exclusively to Brad Hoch (bhoch@tiltholdings.com)or such other individuals as Seller may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to disclose any information to Buyer if such disclosure would, in Seller’s reasonable discretion: (w) cause significant competitive harm to Seller and its businesses, including the Business, if the transactions contemplated by this Agreement are not consummated; (x) jeopardize any attorney-client or other privilege; or (y) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement; or (z) reveal bids received from third parties in connection with transactions similar to those contemplated by this Agreement and any information and analysis (including financial analysis) relating to such bids. Prior to the Closing, without the prior written consent of Seller, which such consent shall not be unreasonably withheld, conditioned, or delayed, Buyer shall not contact any suppliers to, or customers of, the Business and Buyer shall have no right to perform invasive, destructive or subsurface investigations of the Real Property or any other environmental sampling (such as indoor air sampling). Buyer shall, and shall cause its Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 6.02.

Section 6.03No Solicitation of Other Bids.

(a)Seller shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business or the Purchased Assets.

(b)In addition to the other obligations under this Section 6.03, Seller shall promptly (and in any event within three (3) Business Days after receipt thereof by Seller or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)Seller agrees that the rights and remedies for noncompliance with this Section 6.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 6.04Supplement to Disclosure Schedules. From time to time prior to the Closing, Seller shall have the right (but not the obligation) to promptly supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter arising or of which it becomes aware after the date hereof, which, if existing, occurring, or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 7.02(a)(i) have been satisfied; provided, however, that if as a result of matters disclosed in such Schedule Supplement, Buyer has the right to, but does not elect to, terminate this Agreement within three Business Days of its receipt of such Schedule Supplement, then Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter and, further, shall have irrevocably waived its right to indemnification under Section 8.02(a) with respect to such matter.

Section 6.05Employees and Employee Benefits.

(a)Commencing on or before the Brockton Closing Date, Seller shall terminate all Employees of the Business who are actively at work at the Brockton Dispensary on the Brockton Closing Date (such employees, the “Terminated Brockton Employees”).

(b)Commencing on the Taunton Closing Date, Seller shall terminate all Employees of the Business who are actively at work at the Taunton Dispensary on the Taunton Closing Date, and, at Buyer’s sole discretion, Buyer may offer employment, on an “at will” basis, to any or all of such employees (the Employees who accept such employment and commence employment on the Taunton Closing Date, the “Transferred Employees”).

(c)Seller shall bear any and all obligations and liability under the WARN Act resulting from employment losses pursuant to this Section 6.05(a)and (b).

(d)Seller shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer,

director, independent contractor or consultant of the Business, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Seller at any time on or prior to the applicable Closing Date and Seller shall pay all such amounts to all entitled persons on or prior to the applicable Closing Date; provided, however, that Buyer shall assume the Severance Obligations.

(e)Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the applicable Closing Date. Seller also shall remain solely responsible for all worker’s compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business which relate to events occurring on or prior to the applicable Closing Date. Seller shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

(f)During the period commencing on the Taunton Closing Date until the date that is ninety (90) days thereafter, Buyer shall, or shall cause an Affiliate of Buyer to, provide each Transferred Employee with: (i) base salary or hourly wages which are no less than the base salary or hourly wages provided by Seller immediately prior to the Taunton Closing; (ii) target bonus opportunities (excluding equity-based compensation), if any, which are no less than the target bonus opportunities (excluding equity-based compensation) provided by Seller immediately prior to the Taunton Closing; (iii) retirement and welfare benefits that are no less favorable in the aggregate than those provided by Seller immediately prior to the Taunton Closing; and (iv) severance benefits that are no less favorable than the practice, plan or policy in effect for such Transferred Employee immediately prior to the Taunton Closing.

(g)With respect to any employee benefit plan maintained by Buyer or an Affiliate of Buyer (collectively, “Buyer Benefit Plans”) for the benefit of any Transferred Employee, effective as of the Closing, Buyer shall, or shall cause its Affiliate to, recognize all service of the Transferred Employees with Seller, as if such service were with Buyer, for vesting, eligibility and accrual purposes; provided, however, such service shall not be recognized to the extent that (i) such recognition would result in a duplication of benefits or (ii) such service was not recognized under the corresponding Benefit Plan.

(h)Effective as of the Taunton Closing Date, the Transferred Employees shall cease active participation in the Benefit Plans. Seller shall remain liable for all eligible claims for benefits under the Benefit Plans that are incurred by the Employees on or prior to the Taunton Closing Date. For purposes of this Agreement, the following claims shall be deemed to be incurred as follows: (i) life, accidental death and dismemberment, short-term disability, and workers’ compensation insurance benefits, on the event giving rise to such benefits; (ii) medical, vision, dental, and prescription drug benefits, on the date the applicable services, materials or supplies were provided; and (iii) long-term disability benefits, on the eligibility date determined by the long-term disability insurance carrier for the plan in which the applicable Employee participates.

(i)This Section 6.05 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.05, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.05. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 6.05 shall not create any right in any Transferred Employee or any other Person to any continued employment with Buyer or any of its Affiliates or compensation or benefits of any nature or kind whatsoever.

Section 6.06Confidentiality.

(a)Buyer acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Buyer pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 6.06 shall nonetheless continue in full force and effect.

(b)From and after the Closing until a date that is one year after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its commercially reasonable efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that Seller can show that such information (i) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; or (ii) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed; provided, however, that Seller shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 6.07Governmental Approvals and Consents.

(a)Each party hereto shall, as promptly as possible, use its reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents, including, including but not limited to the filings necessary to obtain the Regulatory Approval. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller or Buyer with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law, or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(c)Seller and Buyer shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.03 of the Disclosure Schedules.

Section 6.08Books and Records.

(a)In order to facilitate the resolution of any claims made against or incurred by Seller prior to the applicable Closing, or for any other reasonable purpose, for a period of three (3) years after the applicable Closing, Buyer shall:

(i)retain the Books and Records (including personnel files) relating to periods prior to the applicable Closing in a manner reasonably consistent with the prior practices of Seller; and

(ii)upon reasonable notice, afford a Representative of Seller reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such Books and Records.

(b)In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of three (3) years after the Closing, Seller shall:

(i)retain the books and records (including personnel files) of Seller which relate to the Business and its operations for periods prior to the Closing; and

(ii)upon reasonable notice, afford a Representative of Buyer reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c)Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.08 where such access would violate any Law.

Section 6.09Closing Conditions. From the date hereof until the Closing, each party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 6.10Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 6.11Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

Section 6.12Regulatory Filings.  Within five (5) Business Days following the Effective Date, Seller shall make all necessary legal and regulatory filings required to be made to transfer the Taunton Cannabis Licenses to Buyer, including, but not limited to, any regulatory filings with CCC and other similar Governmental Authorities.

Section 6.13Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 6.14Non-Competition; Non-Solicitation.

(a)For a period of twenty-four (24) months commencing on the Taunton Closing Date (the “Restricted Period”), Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, engage in or assist others in engaging in any Interfering Activities. “Interfering Activities” means any of the following: (A) encouraging, soliciting, or inducing any Person employed by, or providing consulting services to or for Buyer to terminate such Person’s employment or services (or in the case of a consultant, materially reducing such services) with Buyer; (B) hiring any individual who was employed by Seller prior to the Taunton Closing Date or employed by Buyer within the six (6) month period prior to the date of such hiring; (C) encouraging, soliciting, or inducing, any Person to cease doing business with or reduce the amount of business conducted with Buyer, or in any way interfering with the relationship between any such Person and Buyer; or (d) operating a marijuana dispensary located in the State of Massachusetts.

(b)During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any person who is offered employment by Buyer pursuant to Section 6.05(b) or is or was employed in the Business during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.14(b) shall prevent Seller or any of its Affiliates from hiring (i) any employee whose employment has been terminated by Buyer or (ii) after one hundred eighty (180) days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c)Seller acknowledges that a breach or threatened breach of this Section 6.14 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d)Seller acknowledges that the restrictions contained in this Section 6.14 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.14 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.14 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.15Accounts Payable. At least seven (7) days prior to Closing, but no more than ten (10) days prior to Closing, Seller shall deliver a schedule of all outstanding accounts payable that Seller classifies as Assumed Accounts Payable to be assumed by Buyer (the “Proposed Assumed Accounts Payable”). Buyer shall have the right to review the Proposed Assumed Accounts Payable prior to Closing.  If Buyer  disagrees with the Proposed Assumed Accounts Payable in any respect, the Parties shall negotiate in good faith to resolve any such disagreements. If (a) the Parties are unable to reach a resolution and (b) the amount in dispute exceeds $10,000, Buyer may, in its sole and absolute discretion, elect to terminate this Agreement in accordance with Section 9.01(b)(ii).

Section 6.16Additional Covenants.

(a)From the date hereof and through the applicable Closings, Seller shall assist Buyer with transitioning certain technology onto Buyer’s technology platform, as set forth in greater detail on Schedule I attached hereto (such services, the “Transition Services”).

(b)On the Taunton Closing Date, Seller shall ensure that all ATM contracts and agreements with payment processors are cancelled including, without limitation, the Vogel Agreements.

(c)On the Taunton Closing Date, Seller shall provide Buyer with a list of all customer and patient data exported from SpringBig that have opted in to receive emails or SMS, including, without limitation: first & last name, p or c number, date of birth, address, email, phone number, and loyalty points value. Promptly following the delivery of such information to Buyer, Seller shall no longer utilize the services offered under the SpringBig Agreement and take such steps necessary to terminate the SpringBig Agreement or allow it to expire pursuant to its terms.

Section 6.17Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE VII

Conditions to closing

Section 7.01Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b)Seller shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.03 (including, without limitation, the Regulatory Approval) in form and substance reasonably satisfactory to Buyer, and no such consent, authorization, order and approval shall have been revoked.

Section 7.02Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the applicable Closing, of each of the following conditions:

(a)For the Brockton Closing:

(i)The representations and warranties of Seller contained in Article IV shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) on and as of the date hereof and on and as of the Brockton Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. The representations and warranties of Seller contained in Section 4.01, Section 4.02, Section 4.03 and Section 4.18 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(ii)Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Brockton Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Seller shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(iii)No Action shall have been commenced against Buyer or Seller, which would prevent the Brockton Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(iv)All approvals, consents and waivers that are listed on Section 4.03 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Brockton Closing.

(v)From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(vi)Seller shall have delivered to Buyer duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(a). Buyer shall have received all Permits that are necessary for it to conduct the Business as conducted by Seller as of the Brockton Closing Date.

(vii)All Encumbrances relating to the Purchased Assets shall have been released in full, other than Permitted Encumbrances, and Seller shall have delivered to Buyer written evidence, in form satisfactory to Buyer in its sole discretion, of the release of such Encumbrances.

(viii)Buyer shall have received a certificate, dated the Brockton Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.02(a)(i) and Section 7.02(a)(ii) have been satisfied (the “Seller Brockton Closing Certificate”).

(ix)Buyer shall have received a certificate of the Secretary of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(x)Buyer shall have received a certificate pursuant to Treasury Regulations Section 1.1445-2(b) (the “FIRPTA Certificate”) that Seller is not a foreign person within the meaning of Section 1445 of the Code duly executed by Seller.

(xi)Buyer shall have received written confirmation from the CCC and all other Governmental Authorities that the Seller has surrendered the Brockton Cannabis Licenses.

(xii)Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(b)For the Taunton Closing:

(i)The representations and warranties of Seller contained in Article IV shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) on and as of the date hereof and on and as of the Taunton Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. The representations and warranties of Seller contained in Section 4.01, Section 4.02, Section 4.03 and Section 4.18 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(ii)Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Taunton Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Seller shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(iii)No Action shall have been commenced against Buyer or Seller, which would prevent the Taunton Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(iv)All approvals, consents and waivers that are listed on Section 4.03 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Taunton Closing.

(v)From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(vi)Seller shall have either (i) assigned the current Host Community Agreement with the City of Taunton, which such agreement shall be on the model terms set forth by the CCC, (ii) the City of Taunton shall have issued a new Host Community Agreement to Buyer, or (iii) the City of Taunton shall have confirmed a waiver of the requirement for a Host Community Agreement with Buyer.

(vii)Seller shall have delivered to Buyer duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(b).

(viii)Buyer shall have received all Permits that are necessary for it to conduct the Business as conducted by Seller as of the Taunton Closing Date.

(ix)All Encumbrances relating to the Purchased Assets shall have been released in full, other than Permitted Encumbrances, and Seller shall have delivered to Buyer written evidence, in form satisfactory to Buyer in its sole discretion, of the release of such Encumbrances.

(x)Buyer shall have received a certificate, dated the Taunton Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.02(b)(i) and Section 7.02(b)(ii) have been satisfied (the “Seller Taunton Closing Certificate”).

(xi)Buyer shall have received a certificate of the Secretary of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(xii)Buyer shall have received a FIRPTA Certificate that Seller is not a foreign person within the meaning of Section 1445 of the Code duly executed by Seller.

(xiii)Buyer shall have received evidence of all Regulatory Approvals, including, without limitation, the approval of the CCC regarding the transfer of the Taunton Cannabis Licenses to Buyer.

(xiv)Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.03Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the applicable Closing, of each of the following conditions:

(a)For the Brockton Closing:

(i)The representations and warranties of Buyer contained in Article V shall be true and correct in all respects as of the Brockton Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

(ii)Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Brockton Closing Date.

(iii)Buyer shall have delivered to Seller the Purchase Price, duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(a)(ii).

(iv)Seller shall have received a certificate, dated the Brockton Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a)(i) and Section 7.03(a)(ii) have been satisfied (the “Buyer Brockton Closing Certificate”).

(v)The Taunton Closing shall have occurred or shall occur simultaneously with the Brockton Closing.

(b)For the Taunton Closing:

(i)The representations and warranties of Buyer contained in Article V shall be true and correct in all respects as of the Taunton Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

(ii)Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other

Transaction Documents to be performed or complied with by it prior to or on the Taunton Closing Date.

(iii)Buyer shall have delivered to Seller the Purchase Price, duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(b).

(iv)Buyer shall have delivered the Indemnification Escrow Amount to the Escrow Agent pursuant to Section 3.02(b)(iii).

(v)Seller shall have received a certificate, dated the Taunton Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(b)(i) and Section 7.03(b)(ii) have been satisfied (the “Buyer Taunton Closing Certificate”).

(vi)Buyer shall have delivered to Seller the Supply Agreement duly executed by the Buyer.

(vii)The Brockton Closing shall have occurred or shall occur simultaneously with the Taunton Closing.

ARTICLE VIII

Indemnification

Section 8.01Survival. The representations and warranties contained herein as such representations and warranties related to the Brockton Dispensary shall not survive the Brockton Closing.  Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein as such representations and warranties relate to the Taunton Dispensary shall survive the Taunton Closing and shall remain in full force and effect until the date that is twelve (12) months from the Taunton Closing Date; provided, that the representations and warranties in  Section 4.01, Section 4.02, Section 4.03, Section 4.16, and Section 4.18  shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days. None of the covenants or other agreements contained in this Agreement shall survive the Taunton Closing Date other than those which by their terms contemplate performance after the Taunton Closing Date, and each such surviving covenant and agreement shall survive the applicable Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

Section 8.02Indemnification By Seller. Subject to the other terms and conditions of this Article VIII, from and after the Brockton Closing, Seller shall indemnify Buyer and its Affiliates and their respective Representatives (collectively, “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for,  any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement, the Ancillary Documents or any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement;

(c)any Excluded Asset or any Excluded Liability; or

(d)any Third-Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Seller or any of its Affiliates (other than the Purchased Assets or Assumed Liabilities) conducted, existing or arising on or prior to the Closing Date.

Section 8.03Indemnification By Buyer. Subject to the other terms and conditions of this Article VIII, from and after Taunton Closing, Buyer shall indemnify Seller against, and shall hold Seller harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Seller based upon, arising out of, with respect to or by reason of:

(a)any inaccuracy in or  breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the applicable Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date) ;

(b)any breach or non-fulfillment of any covenant, agreement or obligation pursuant to this Agreement that by its terms is to be performed by Buyer after the Closing Date; or

(c)any Assumed Liability.

Section 8.04Certain Limitations. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 8.02 or Section 8.03, as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 8.02 or Section 8.03, as applicable, exceeds $10,000 (the “Basket”), at which time the Indemnifying Party will be liable for all Losses from the first dollar including the Basket.

(b)The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 8.02(a) or Section 8.03(a), as the case may be, shall not exceed $1,000,000.

(c)Notwithstanding the foregoing, the limitations set forth in Section 8.04(a) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 4.01, Section 4.02, Section 4.03, Section 4.16, Section 4.18, Section 5.01, Section 5.02, Section 5.03 and Section 5.04.

(d)In Article VIII, for purposes of determining the existence of any inaccuracy in or breach of any representation or warranty and calculating the amount of any Loss with respect thereto, any materiality, Material Adverse Effect or other similar qualifications in the representations and warranties shall be disregarded.

(e)Payments by an Indemnifying Party pursuant to Section 8.02 or Section 8.03 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds actually received and any indemnity, contribution or other similar payment actually received by the Indemnified Party in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

(f)Payments by an Indemnifying Party pursuant to Section 8.02 or Section 8.03 in respect of any Loss shall be reduced by an amount equal to any Tax benefit realized or reasonably expected to be realized as a result of such Loss by the Indemnified Party.

(g)In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special, or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

(h)Each Indemnified Party shall take, and cause its Affiliates to take, all commercially reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

Section 8.05Indemnification Procedures.

(a)If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third-Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Business, or (y) seeks an injunction or other equitable relief against the Indemnified Party and the Indemnified Party shall bear its costs and expenses relating to the defense or direction of any such Third-Party Claim. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 8.04(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of independent counsel approved by the Indemnified Party and the Indemnifying Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required.  If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may, subject to Section 8.04(b) , pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 6.05) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b)Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as provided in this Section 8.05(b). If a firm offer is made to settle a Third-Party Claim without leading to Liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all Liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof, but in any event not less than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. During such thirty (30)-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30)-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.06Payments.

(a)Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but excluding the date such payment has been made at a rate per annum equal to 3%. Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed.

(b)Any Losses payable to a Buyer Indemnitee pursuant to this Article VIII shall be satisfied: (i) from the Indemnification Escrow Fund; and (ii) to the extent the amount of Losses exceeds the amounts available to the Buyer Indemnitee in the Indemnification Escrow Fund, from Seller. If Buyer becomes entitled to any distribution of all or any portion of the Indemnification Escrow Fund pursuant to this Article VIII, Buyer and Seller shall take all actions necessary under the Escrow Agreement (including the execution and delivery of joint written instructions to the

Escrow Agent) to cause the Escrow Agent to release to Buyer the amounts to be paid from the Indemnification Escrow Fund to Buyer in accordance with this Agreement.

Section 8.07Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08Exclusive Remedies. Subject to and except for Section 6.14 and Section 10.12, the parties acknowledge and agree that from and after Closing their sole and exclusive remedy with respect to any and all claims (other than claims of Fraud against a party hereto committing Fraud) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, except with respect to Section 6.14 and Section 10.12, each party hereby waives, from and after Closing, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.08 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 10.12 or to pursue a claim of Fraud against a party hereto committing Fraud.

ARTICLE IX

Termination

Section 9.01Termination. This Agreement may be terminated at any time prior to the Taunton Closing:

(a)by the mutual written consent of Seller and Buyer;

(b)by Buyer by written notice to Seller if:

(i)Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Seller within ten (10) days of Seller’s receipt of written notice of such breach from Buyer;

(ii)Buyer disagrees with the Proposed Assumed Accounts Payable in an amount exceeding $10,000; or

(iii)any of the conditions set forth in Section 7.01 or Section 7.02  shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by May 1, 2025, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing or unless the approval of the CCC for the transfer of the

Taunton Cannabis Licenses to Buyer is still pending despite the timely provision of any information requested by the CCC.

(c)by Seller by written notice to Buyer if:

(i)Seller is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Buyer within ten (10) days of Buyer’s receipt of written notice of such breach from Seller; or

(ii)any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been fulfilled by May 1, 2025, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(d)by Buyer or Seller in the event that:

(i)there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(ii)any Governmental Authority shall have issued a Governmental Order restraining, enjoining or disapproving the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

(e)by Seller in the event that Buyer fails to pay the Purchase Price in accordance with the terms of this Agreement.

Section 9.02Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)that the obligations set forth in this Article IX, Section 6.05 and Article X hereof shall survive termination;

(b)that nothing herein shall relieve any party hereto from liability for any intentional breach of any provision hereof; and

(c)in the event that (i) Buyer terminates this Agreement prior to May 1, 2025 pursuant to Section 9.01(b)(iii), (ii) at such time the approval of the CCC for the Taunton Cannabis Licenses to Buyer is still pending, and, provided that there has not been a breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Sections 7.01 or Section 7.02, Buyer shall pay to Seller a breakup fee of $100,000 (“Breakup Fee”). Such payment of the Breakup Fee shall be made by wire transfer of immediately available funds no later than five (5) Business Days after such termination. It is understood that in no event shall Buyer be required to pay the Breakup Fee on more than one occasion. The Breakup Fee is agreed by the parties to be liquidated damages in a reasonable amount that will compensate Seller in circumstances in which the Breakup Fee is payable, which amount would otherwise be impossible to calculate with precision. Upon payment of the Breakup Fee to Seller, none of Buyer or any of its Affiliates, or any of its or their respective former, current, or future stockholders, partners, members, or Representatives, shall have any further liability or obligation relating to or arising out of this Agreement or any Transaction Documents, including the breach of any representation, warranty, covenant, or agreement in this Agreement, the termination of this Agreement, or failure to consummate the transactions contemplated by this Agreement..

ARTICLE X

Miscellaneous

Section 10.01Expenses. Except as otherwise expressly provided herein (including Section 6.12 hereof), all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, Seller shall pay all amounts payable to Highgate Capital Partners. Notwithstanding the foregoing, Buyer agrees to reimburse Seller for any  application fees payable to the CCC for the change of ownership application in excess of $2,750 and Buyer shall be responsible for its own costs and expenses incurred in connection therewith; provided further, however, that Seller shall return any amounts paid by Buyer in the event this Agreement is terminated.

Section 10.02Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller:	Commonwealth Alternative Care, Inc. 2801 E. Camelback Rd., Suite 180 Phoenix, AZ 85016 E-mail: legal@tiltholdings.com Attention:Legal Department Farella Braun + Martel

with a copy to (which shall not constitute notice):	One Bush Street, Suite 900 San Francisco, CA 94104 E-mail: rlowther@fbm.com Attention:Ryan Lowther

If to Buyer:	In Good Health, Inc. 246 Bowker Street Norwell, MA 02061

E-mail: DNoble@ingoodhealthma.com Attention: David Noble

with a copy to:	Husch Blackwell, LLP One Beacon, Suite 1320 Boston, MA 02108 E-mail: Sean.Ryan@huschblackwell.com Attention: Sean Ryan

Section 10.03Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation;” (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04Disclosure Schedules. The Disclosure Schedules set forth items of disclosure with specific reference to the particular section or subsection of this Agreement to which the information in the Disclosure Schedules relates; provided, however, that any information set forth in one Section of the Disclosure Schedules will be deemed to apply to each other section or subsection thereof to which its relevance is reasonably apparent on its face. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned to such terms in this Agreement. Certain information set forth in the Disclosure Schedules is included solely for informational purposes, and may not be required to be disclosed pursuant to this Agreement. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment by Seller that in and of itself, such information is material to or outside the ordinary course of the business or is required to be disclosed on the Disclosure Schedules. No disclosure in the Disclosure Schedules shall be deemed to create any rights in any third party.

Section 10.05Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.06Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.07Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.08Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.09No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.10Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

Section 10.11Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction).

(b)ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS IN EACH CASE LOCATED IN THE CITY OF BOSTON AND COUNTY OF SUFFOLK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY

MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11(c).

Section 10.12Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof (including if the parties fail to take such actions as are required to consummate the transactions contemplated hereby) or were otherwise breached. Each party hereto shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the courts described in Section 10.11(b) without proof of actual damages, in addition to any other remedy to which it is entitled at law or in equity. No party will oppose the granting of an injunction, specific performance, or other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. No other party or any other Person shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.12, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument. The right of specific enforcement is an integral part of the transactions contemplated hereby and without that right, neither party would have entered into this Agreement.

Section 10.13Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.14Non-recourse. This Agreement may only be enforced against, and any claim, action, suit, or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns (collectively, the “Non-Party Affiliates”), shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby. This Section 10.14 is intended for the benefit of, and shall be enforceable by each of the Non-Party Affiliates.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their duly authorized representatives.

a Massachusetts corporation
SELLER: COMMONWEALTH ALTERNATIVE CARE,INC., a Massachusetts corporation
By: /s/ Tim Conder Name: Tim Conder Title: President
BUYER: IN GOOD HEALTH, INC., a Massachusetts corporation
By: /s/ David Noble Name: David Noble Title: President & CEO